Exhibit 4.2

Lock-Up Agreement

Sunrise Securities Corp.
600 Lexington Avenue, 23rd Floor
New York, NY 10022

Re: DanDrit Biotech USA, Inc. Public Offering of Common Stock

Dear Sirs:

In order to induce Sunrise Securities Corp. (“Sunrise” or the “Representative”) to enter in to a certain Placement Agency Agreement with Putnam Hills Corp., a Delaware corporation (anticipated to be renamed DanDrit Biotech USA, Inc. following a business combination with Dandrit BioTech A/S, a Danish company) (the “Company”), with respect to the public offering of up to $12,000,000 in shares (the “Offering”) of the Company's common stock, par value $0.0001 per share (“Common Stock”), the undersigned hereby agrees that for a period of 180 days following the filing date of the last amendment to the registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) regarding such Offering  that is declared effective (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representative, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, shares of Common Stock or any such securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares or securities, the “Beneficially Owned Shares”), (ii) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or (iii) engage in any short selling of any Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

Notwithstanding the foregoing, the foregoing restrictions shall not in any event apply to transfers of shares of Common Stock or Beneficially Owned Shares (i) as a bona fide gift or gifts or pledge, provided that the undersigned provides prior written notice of such gift or gifts or pledge to the Representative and the donee or donees or pledgee or pledgees (as the case may be) thereof agree to be bound by the restrictions set forth herein, (ii) either during the undersigned's lifetime or on death by will or intestacy to the undersigned's immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and a member or members of the undersigned's immediate family, provided that the transferee thereof agrees to be bound by the restrictions set forth herein, (iii) to the undersigned and/or any member of the immediate family of the undersigned from or by a grantor retained (or like-kind) annuity trust which exists as of the date hereof and was established for the direct or indirect benefit of the undersigned and/or any member of the immediate family of the undersigned pursuant to the terms of such trust, (iv) if the undersigned is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned or (B) any distribution or dividend to equity holders of the undersigned as part of a distribution or dividend by the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned 's equity holders), or if the undersigned is a trust, to a grantor or beneficiary of the trust, (v) in the event of a default under a pledge which exists as of the date hereof as security for a margin or loan account pursuant to the terms of such account, (vi) pursuant to any 10b5-l trading plans in effect as of the date of the Offering and (vii) with the prior written consent of the Representative. Any permitted transferee noted in (i), (ii), (iii) and (iv) above shall execute a duplicate form of this Lock-Up Agreement or execute an agreement, reasonably satisfactory to the Representative, pursuant to which each transferee shall agree to receive and hold such Common Stock or Beneficially Owned Shares subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, "immediate family" shall mean spouse, domestic partner, lineal descendant (including adopted children), father, mother, brother or sister of the transferor.

Furthermore, the undersigned shall be permitted to exercise of options to purchase shares of Common Stock or receive shares of Common Stock upon the vesting of equity awards and the related transfer of shares of Common Stock to the Company (i) deemed to occur upon the cashless exercise of such options or (ii) for the primary purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or as a result of the vesting of such shares of Common Stock under such equity awards.

In addition, the undersigned hereby waives, from the date hereof until the expiration of the Lock-Up Period, any and all rights, if any, to request or demand registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock that are registered in the name of the undersigned or that are Beneficially Owned Shares. In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop transfer orders with the transfer agent of the Common  Stock with respect to any shares of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares.

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Very truly yours,

Printed Name of Holder

Signature of Holder or Authorized Person

Printed Name and Title or Capacity of Authorized Person